Exhibit 10.37
February 2009
Time Warner Inc.
Notice of Grant of Performance Stock Units
TIME WARNER INC. (the “Company”), pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”), hereby grants to the undersigned Participant the following performance stock units (the “PSUs”), subject to the terms and conditions of this Notice of Grant of Performance Stock Units, the Performance Stock Units Agreement and the Plan. Each PSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. The Plan and the Performance Stock Units Agreement, both of which are incorporated into and made a part of this Notice, can be accessed and printed through the HR Website (http://infocenter.twi.com).

1.	Name:_______________
ID:__________________

2.	Date of Grant:____________, 2009

3.	Target Number of PSUs Granted:____________

4.	Performance Period: January 1, 2009 through December 31, 2011.
5.    The Vesting Date for PSUs shall be February 20, 2012. As of the Vesting Date, a percentage (between 0% and 200%) of the target number of PSUs shall vest based on the Company’s relative Total Shareholder Return (“TSR”) and Adjusted EPS during the Performance Period, as provided under the Performance Stock Units Agreement. Notwithstanding the forgoing, the PSUs are subject to earlier forfeiture in certain circumstances, including termination of Employment, and/or accelerated issuance or transfer of the underlying Shares, in each case, as provided in the Performance Stock Units Agreement and the Plan.